Exhibit 10.1

FORM OF RETENTION BONUS AWARD AGREEMENT
This Retention Bonus Award Agreement (this “Award Agreement”) sets forth the terms and conditions of the award of a retention bonus to you on the date hereof (the “Award”) that is subject to the terms and conditions specified herein.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 8 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
1.    Definitions. As used in this Award Agreement, the following terms have the meanings set forth below:
(a)    “Cause” means the occurrence of any one of the following:
(i)    your willful and continued failure to perform substantially your duties with the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)    your willful engaging in (A) gross misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries or (B) illegal conduct;
(iii)    your willful and material breach of any agreement between you and the Company;
(iv)    your willful violation of any material provision of the Company’s Code of Business Conduct and Ethics; or
(v)    your willful failure to cooperate with an investigation by any governmental authority.
(b)    “Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable sickness or bodily injury that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by a specific diagnosis made by a physician and supported by objective medical evidence satisfactory to the Compensation Committee of the Company’s Board of Directors.
2.    Retention Bonus Award. If the conditions described in Section 3 are satisfied, you will be entitled to receive a one-time retention bonus in an amount equal to                          (the “Retention Bonus”).
3.    Conditions to Payment of Retention Bonus. The Retention Bonus will be paid if and only if you (a) sign and return a copy of this Award Agreement and (b) remain actively and continuously employed by the Company, and in good standing, from the date hereof through the earliest of (i) May 1, 2016, (ii) the involuntary termination of your employment by the Company without cause or (iii) your death or Disability (the “Retention Bonus Eligibility Date”).

4.    Payment Date. The Retention Bonus will be paid no later than 60 days after the Retention Bonus Eligibility Date.
5.    Non-Transferability of Award. The Award may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered, and any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of the Award in violation of the provisions of this Section 5.
6.    Withholding. The Company shall deduct from the Retention Bonus payable to you all applicable federal, state and local income and employment taxes and other taxes and withholding required by law.
7.    Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
8.    Dispute Resolution.
(a)    In General. All disputes, controversies and claims arising between you and the Company concerning the subject matter of this Award Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Award Agreement or the Plan. The location of the arbitration shall be Greensboro, North Carolina or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 8(a) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 8(a) shall preclude you or the Company from seeking temporary injunctive relief from any Federal or state court located within the County of Guilford, North Carolina in connection with or as a supplement to an arbitration hereunder.
(b)    Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c)    Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 8, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
9.    Notice. All notices or other communications required or permitted under the terms of this Award Agreement shall be made in writing and all such notices or communications shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	The Fresh Market, Inc. 628 Green Valley Road, Suite 500 Greensboro, North Carolina 27408 Attention: General Counsel
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
10.    Governing Law. This Award Agreement shall be deemed to be made in the State of North Carolina, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of North Carolina, without giving effect to the conflict of law principles thereof.
11.    Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
12.    Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent.
13.    Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
– Signature Page Follows –

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.
THE FRESH MARKET, INC.

By:
Name:
Title: